Exhibit 99.1

MasterCraft Boat Holdings, Inc. Reports Fiscal 2019 First Quarter Results

Record Quarterly Net Sales and Net Income; Strong Retail and Inventory Turns; Company Welcomes Crest, Further Expanding Product Portfolio

VONORE, Tenn. – November 8, 2018 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) (the “Company” or “MasterCraft Boat Holdings”), a leading innovator, designer, manufacturer and marketer of premium recreational powerboats through its three wholly-owned subsidiaries, MasterCraft Boat Company, LLC (“MasterCraft”), NauticStar, LLC (“NauticStar”), and Crest Marine LLC (“Crest”), today announced financial results for its fiscal 2019 first quarter ended September 30, 2018.

Highlights:

•

Net sales for the first quarter increased to $93.6 million, up 44.0 percent from $65.0 million in the prior-year period due to continued strong performance at MasterCraft and the inclusion of NauticStar.

•	Gross profit for the first quarter increased to $23.2 million, up 27.7 percent from $18.2 million in the prior-year period.
•

First quarter gross margin decreased 310 basis points to 24.8 percent, from 27.9 percent in the prior-year period, principally due to the inclusion of NauticStar as well as headwinds associated with import tariffs and a timing impact from the new revenue recognition accounting change.

•	Net income totaled $8.5 million for the 2019 first quarter, a gain of $1.4 million, or 20.1 percent, from the prior-year period.
•	First quarter diluted earnings per share increased by $0.07, or 18.4 percent to $0.45, up from $0.38 in the prior-year period.
•	Adjusted EBITDA, a non-GAAP measure, increased 16.0 percent to $15.0 million from $13.0 million in the prior-year period.
•	Fully diluted Adjusted Net Income per share, a non-GAAP measure, grew $0.10, a 22.7 percent increase, to $0.54, up from $0.44 in the prior-year period.

Terry McNew, President and Chief Executive Officer, commented, “During our fiscal first quarter, we continued our track-record of delivering record-setting levels of net sales, gross profit, adjusted net income and adjusted EBITDA, driven by continued retail and wholesale demand in our core MasterCraft brand, and the inclusion of NauticStar, which just recently celebrated its one-year anniversary as part of MasterCraft Boat Holdings. As we exit the prime boat selling season, our retail inventory turns for both MasterCraft and NauticStar are at their strongest levels in years, which sets the stage for continuing healthy dealer inventory levels and activity for the balance of fiscal 2019 and beyond.”

Mr. McNew continued, “The strong retail demand for our products and execution of our team drove growth across our brand portfolio, and we recently expanded our portfolio with the acquisition of Crest, a manufacturer of premium pontoon boats. The acquisition of Crest provides MasterCraft Boat Holdings with additional product diversification, access to the large and growing pontoon segment, and provides further penetration in the large outboard propulsion category. MasterCraft Boat Holdings now has dedicated brands serving three of the fastest growing segments of the overall powerboat industry – performance sport boats, outboard saltwater fishing boats and outboard pontoon boats. As we look to integrate Crest, our focus will be on leveraging our industry-leading strengths in operational excellence and financial management to further improve output, quality, margins and cash flow as we continue its rapid growth.”

First-Quarter Results

The following 2019 first quarter results reflect MasterCraft and NauticStar only. MasterCraft Boat Holdings acquired Crest on October 1, 2018, after the end of the first quarter. Going forward, our consolidated results will include MasterCraft,  NauticStar and Crest.

Net sales for the first quarter ended September 30, 2018 rose 44.0 percent, or $28.6 million, to $93.6 million, compared to $65.0 million for the year ago first quarter. The inclusion of NauticStar represented $17.4 million, or 26.8 percent, of the overall increase while Mastercraft grew $11.2 million, or 17.2 percent. The MasterCraft increase was driven by an increase in sales volume, favorable product mix and price increases, partially offset by increased retail rebate expense, including a timing impact from the new revenue recognition accounting change and higher sales discounts given to mitigate an increase in import tariffs impacting our Canadian and European dealers.

First quarter gross profit increased $5.0 million, or 27.7 percent, to $23.2 million, compared to $18.2 million for the prior-year period. MasterCraft contributed $3.0 million to the increase in gross profit and the inclusion of NauticStar accounted for $2.0 million of the increase. On a consolidated basis, gross margin decreased to 24.8 percent for the fiscal first quarter compared to 27.9 percent for the prior-year period. This decrease was primarily due to the dilutive effect from the inclusion of NauticStar. Additionally, the decrease stemmed from higher warranty costs, higher retail sales incentives, in part due to the timing impact from the new revenue recognition accounting change, and dealer support for import tariffs, partially offset by growth in MasterCraft unit sales volume, favorable product mix, and price increases.

Selling and marketing expense increased $1.6 million, or 56.7 percent, to $4.3 million for the first quarter ended September 30, 2018, compared to $2.7 million for the year earlier period. This increase was mainly due to the timing of MasterCraft’s annual dealer meeting and the inclusion of NauticStar.

First quarter general and administrative expense increased by $2.5 million, or 56.2 percent, to $6.8 million, compared to $4.3 million for the prior-year period. The increase was mainly due to the inclusion of NauticStar, an increase in headcount to support growth initiatives, higher acquisition-related costs due to Crest, and new brand start-up costs.

First quarter net income totaled $8.5 million, versus $7.0 million for the year-earlier period driven by the inclusion of NauticStar, higher net sales and reduced tax rates from the enactment of the Tax Cuts and Jobs Act. Adjusted Net Income of $10.2 million, or $0.54 per share, on a fully diluted, weighted average share count of 18.9 million shares, was computed using the company’s estimated annual effective tax rate of approximately 22.5 percent versus 29.0 percent in the prior period. This compares to Adjusted Net Income of $8.3 million, or $0.44 per fully diluted share, in the prior-year period.

Adjusted EBITDA was $15.0 million for the first quarter, compared to $13.0 million in the prior-year period. Adjusted EBITDA margin was 16.0 percent, down from 19.9 percent in the fiscal 2018 first quarter.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal 2019 Outlook

Given the addition of Crest, coupled with the strong retail demand and healthy inventory levels, the Company is increasing its full fiscal year 2019 guidance. We now expect net sales percentage growth to be in the mid-to-high 30 percent range, Adjusted EBITDA margins in the low-to-mid 17 percent range and adjusted EPS growth in the low-to-mid 30 percent range. The guidance above is adjusted for non-GAAP measures, including acquisition-related expenses, acquisition-related intangible amortization and a 22.5 percent estimated annual effective tax rate (see “Non-GAAP Measures” below for more detail).

For the second fiscal quarter ending in December, including the impact of Crest, net sales percentage growth is expected to be in mid-40 percent range with Adjusted EBITDA margins in the low-16 percent range. Adjusted EPS percentage growth is expected to be in the low to mid 40 percent range.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal first quarter results today, November 8, 2018, at 5:00 p.m. ET. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 5399206. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 5399206. The audio replay will be available beginning at 8 p.m. ET on Thursday, November 8, 2018, through 11:59 p.m. ET on Thursday, November 22, 2018.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of premium recreational powerboats through its three wholly-owned subsidiaries, MasterCraft,  NauticStar, and Crest. Through these premium brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing boats and outboard pontoon boats. For more information about MasterCraft Boat Holdings, and its three brands, visit:

Investors.MasterCraft.com,  www.MasterCraft.com,  www.NauticStarBoats.com, and www.CrestPontoonBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2019 outlook and key growth initiatives; the anticipated impact of the Tax Cuts and Jobs Act; and our anticipated financial performance for fiscal 2019.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful integration of Crest Marine, LLC into our business, recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2018, in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, filed with the SEC on November 8, 2018 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months Ended September 30, 2018

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended
	September 30,	October 1,
	2018	2017

Net sales	$93,641	$65,049
Cost of sales	70,438	46,886
Gross profit	23,203	18,163
Operating expenses:
Selling and marketing	4,290	2,737
General and administrative	6,772	4,335
Amortization of intangible assets	530	27
Total operating expenses	11,592	7,099
Operating income	11,611	11,064
Other expense:
Interest expense, net	920	491
Income before income tax expense	10,691	10,573
Income tax expense	2,226	3,527
Net income	$8,465	$7,046

Earnings per common share:
Basic	$0.45	$0.38
Diluted	$0.45	$0.38
Weighted average shares used for computation of:
Basic earnings per share	18,646,039	18,615,100
Diluted earnings per share	18,768,764	18,686,626

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	September 30,	June 30,
	2018	2018
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,093	$7,909
Accounts receivable — net of allowances of $117 and $51, respectively	9,310	5,515
Income tax receivable	676	—
Inventories — net	21,729	20,467
Prepaid expenses and other current assets	3,587	3,295
Total current assets	41,395	37,186
Property, plant and equipment — net	23,929	22,265
Intangible assets — net	50,516	51,046
Goodwill	65,792	65,792
Deferred debt issuance costs — net	361	383
Other	253	252
Total assets	$182,246	$176,924
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,609	$17,266
Income tax payable	—	705
Accrued expenses and other current liabilities	29,555	27,866
Current portion of long term debt, net of unamortized debt issuance costs	5,521	5,069
Total current liabilities	53,685	50,906
Long term debt, net of unamortized debt issuance costs	68,084	70,087
Deferred income taxes	205	1,427
Unrecognized tax positions	2,097	1,982
Total liabilities	124,071	124,402
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,721,420 shares at September 30, 2018 and 18,682,338 shares at June 30, 2018	187	187
Additional paid-in capital	114,331	114,052
Accumulated deficit	(56,343)	(61,717)
Total stockholders' equity	58,175	52,522
Total liabilities and stockholders' equity	$182,246	$176,924

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Three Months Ended
	September 30,	October 1,	%
	2018	2017	Variance
	(Unaudited)
	(Dollars in thousands)
Unit volume:
MasterCraft	848	775	9.4%
NauticStar	426	—
MasterCraft sales	$76,234	$65,049	17.2%
NauticStar sales	$17,407	$—
Consolidated sales	$93,641	$65,049	44.0%
Per Unit:
MasterCraft sales	$90	$84	7.1%
NauticStar sales	$41	$—
Consolidated sales	$74	$84	(12.4)%
Gross margin	24.8%	27.9%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including acquisition related expenses associated with the acquisitions of NauticStar and Crest, our stock-based compensation, and new brand startup costs. We define Adjusted Net Income as net income adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, such as acquisition expenses associated with the acquisitions of NauticStar and Crest (including intangible amortization associated with acquisitions, including prior year acquisitions), our stock-based compensation, new brand startup costs and an adjustment for income tax expense at a normalized annual effective tax rate.  We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales. Adjusted EBITDA, Adjusted Net Income and Adjusted EBITDA margin are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, which we refer to as GAAP. Adjusted EBITDA and Adjusted Net Income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non-GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures.  We believe Adjusted Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our ongoing operations. Adjusted EBITDA and Adjusted Net Income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted Net Income may not be comparable to similarly titled measures of other companies, including companies in our industry.

Furthermore, certain non-GAAP financial measures presented in this release have been provided for comparison purposes only and these non-GAAP financial measures may change in the future based on our calculations and forecasts regarding the interpretation of certain recent changes to U.S. federal income tax law and anticipated impacts on our financial results.

The following table sets forth a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated:

	Three Months Ended
	September 30, 2018	October 1, 2017
	(Unaudited)
	(Dollars in thousands)
Net income	$8,465	$7,046
Income tax expense	2,226	3,527
Interest expense, net	920	491
Depreciation and amortization	1,435	732
EBITDA	13,046	11,796
Transaction expense(a)	1,318	881
New brand startup costs(b)	280	19
Stock-based compensation	384	264
Adjusted EBITDA	$15,028	$12,960
Adjusted EBITDA margin(c)	16.0%	19.9%

(a)	Represents fees, expenses and integration costs associated with our acquisitions of Crest and NauticStar.
(b)	Represents startup costs associated with a completely new boat brand in a segment of the market neither MasterCraft nor NauticStar serves.
(c)	We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales.

The following table sets forth a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended
	September 30, 2018	October 1, 2017

	(Dollars in thousands, except for share and per share amounts)
Net income	$8,465	$7,046
Income tax expense	2,226	3,527
Transaction expense(a)	1,821	881
New brand startup costs(b)	280	19
Stock-based compensation	384	264
Adjusted Net Income before income taxes	13,176	11,737
Adjusted income tax expense(c)	2,965	3,404
Adjusted Net Income	$10,211	$8,333

Pro-forma Adjusted net income per common share
Basic	$0.55	$0.45
Diluted	$0.54	$0.44
Pro-forma weighted average shares used for the computation of:
Basic Adjusted net income per share(d)	18,650,729	18,619,834
Diluted Adjusted net income per share(d)	18,879,153	18,798,236

(a)

Represents fees, expenses and integration costs associated with our acquisitions of Crest and NauticStar, including $503 of amortization associated with intangibles acquired in connection with the acquisition of NauticStar during the three months ended September 30, 2018.

(b)	Represents startup costs associated with a completely new boat brand in a segment of the market neither MasterCraft nor NauticStar serves.
(c)	Reflects income tax expense at an estimated annual effective tax rate of 22.5% for the current period and 29% for the prior-year period.
(d)

The weighted average shares used for computation of pro-forma diluted earnings per common share gives effect to 70,691 shares of restricted stock awards, 92,379 performance stock units and 65,354 shares for the dilutive effect of stock options.

The following table shows the reconciliation of diluted net income per share to  diluted Adjusted Net Income per share for the periods presented:

	Fiscal Year Ended
	September 30, 2018	October 1, 2017
	(Unaudited)
Net income per diluted share	$0.45	$0.38
Impact of adjustments:
Income tax expense	0.12	0.19
Transaction expense(a)	0.10	0.05
New brand startup costs(b)	0.01	—
Stock-based compensation	0.02	0.01
Net income per diluted share before income taxes	0.70	0.63
Impact of adjusted income tax expense on net income per diluted share before income taxes(c)	(0.16)	(0.18)
Impact of increased share count(d)	-	(0.01)
Adjusted Net Income per diluted pro-forma weighted average share	0.54	0.44

(a)

Represents fees, expenses and integration costs associated with our acquisitions of Crest and NauticStar, including $503 of amortization associated with intangibles acquired in connection with the acquisition of NauticStar during the three months ended September 30, 2018.

(b)	Represents startup costs associated with a completely new boat brand in a segment of the market neither MasterCraft nor NauticStar serves.
(c)	Reflects income tax expense at an estimated annual effective tax rate of 22.5% for the current period and 29% for the prior-year period.
(d)

Reflects impact of increased share counts giving effect to the exchange of all restricted stock awards, the vesting of all performance stock units and for the dilutive effect of stock options included in outstanding shares.

Investor Contacts:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Vice President, Business Development

(423) 884-7141

George.Steinbarger@mastercraft.com

Padilla

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

# # #